EXHIBIT 99.1

Steiner Leisure Limited Announces Third Quarter 2015 Financial Results

NASSAU, The Bahamas, Oct. 28, 2015 (GLOBE NEWSWIRE) -- Steiner Leisure Limited (NASDAQ:STNR) today announced financial results for the third quarter and nine months ended September 30, 2015. During the third quarter of 2015, as a result of current conditions, circumstances, and in connection with Accounting Standards Codification No. 350, Intangibles – Goodwill and Other, we recorded a non-cash impairment charge of $29.5 million and associated income tax benefit of $3.5 million, related to the impairment of goodwill and other indefinite lived intangible assets at our Schools reporting unit. During 2015, our Schools reporting unit continued to operate in an environment with increased regulatory compliance obligations that continued to adversely affect our enrollments and our overall financial performance. During the third quarter of 2015, our actual enrollments and overall financial performance at the Schools reporting unit were below our plan, which also adversely affected our projections of future results for this business. As a result of the decline in recent and forecasted performance of this reporting unit, during the third quarter of 2015, we have reduced our carrying values in certain of our assets as reflected in the impairment charge discussed above. These charges are not expected to have any impact on the Company's cash position or liquidity under its Credit Facility.

In addition, during the third quarter of 2015, we incurred $2.9 million of transaction costs related to the previously announced merger agreement with Catterton and we recorded a loss related to a proposed settlement amount of $0.8 million related to employee litigation.

Steiner Leisure's revenues for the third quarter ended September 30, 2015 increased 3.5% to $227.4 million from $219.7 million during the comparable quarter in 2014. The net loss for the third quarter of 2015 was ($17.5) million compared with net income of $12.1 million for the same quarter in 2014. Excluding the impairment charge, related tax benefit, merger costs and legal settlement discussed above, net income for the third quarter of 2015 was $12.2 million.

(Loss) earnings per share for the third quarter ended September 30, 2015 was ($1.36) per share compared with $0.87 per share for the comparable quarter in 2014. Excluding the impairment charge, related tax benefit, merger costs and legal settlement discussed above, earnings per share for the third quarter of 2015 was $0.94 per share. The earnings per share data are presented on a diluted basis.

Revenues for the nine months ended September 30, 2015 increased 2.4% to $660.9 million from $645.7 million during the comparable nine months in 2014. Net loss for the nine months ended September 30, 2015 was ($0.4) million compared with net income of $27.8 million for the same nine months in 2014. Excluding the impairment charge, related tax benefit, merger costs and legal settlement discussed above, net income for the nine months ended September 30, 2015 was $29.5 million.

(Loss) earnings per share for the nine months ended September 30, 2015 was ($0.03) per share compared with $1.93 per share for the comparable nine months in 2014.  Excluding the impairment charge, related tax benefit, merger costs and legal settlement discussed above, earnings per share for the nine months ended September 30, 2015 was $2.26 per share. The above earnings per share data are presented on a diluted basis.

Steiner Leisure Limited is a worldwide provider and innovator in the fields of beauty, wellness and education. We are dedicated to maintaining the highest quality standards and continually evolving to include and anticipate new developments within our industry. We aim to maintain and expand our existing diverse portfolio of services, products and brands, as well as to seek out new opportunities to complement our business.

Our services include traditional and alternative massage, body and skin treatment options, fitness, acupuncture, herbal medicine, medi-spa treatments and laser hair removal. We are committed to providing our customers with a wide-ranging assortment of beauty products, including premium quality options developed by us under our own brands, as well as those purchased from third parties.

Our distribution channels include our shipboard and land-based spas and salons, destination spas, health clubs, department stores and third party retail outlets and distributors. We also sell our products on certain British Airways flights, on QVC, by catalog, and online through our websites, including www.timetospa.com and www.blissworld.com.

Our post-secondary schools offer programs in massage therapy and skin care, among others, and, along with our recruiting and training operations, prepare spa professionals for careers in the health and wellness industry, including within the Steiner family of companies.

Our cruise line operations are conducted in spas onboard 151 ships, including Azamara Club Cruises, Carnival Australia, Carnival Cruise Line, Costa Cruises, Crystal Cruises, Cunard Cruise Line, Holland America Line, Norwegian Cruise Lines, P&O Cruises, Princess Cruises, Pullmantur Cruises, Royal Caribbean Cruises, Seabourn Cruise Lines, Silversea Cruises and Windstar Cruises.

Our land-based spa operations are carried out under our Elemis®, Mandara®, Chavana®, Bliss® and Remède® brands and take place in 63 locations, including resort spas, urban hotel spas and day spas. In addition, a total of 26 resort and hotel spas are operated under our brands by third parties pursuant to license agreements with the Company. Our land-based customers include Caesar's Entertainment, Hilton Hotels, Kerzner International, Loews Hotels, Marriott Hotels, Mauna Kea Beach Hotel, Planet Hollywood, St. Regis Hotels and Resorts, W Hotels and Resorts, Westin Hotels and Resorts and Wyndham Hotels and Resorts.

Our Ideal Image customized laser hair removal services are provided by highly trained, experienced practitioners through a nationwide network of 127 treatment centers (17 of which are operated by franchisees) across 31 states, as well as two locations in Canada.

We develop and sell a variety of high quality beauty products under our Elemis, La Thérapie™, Bliss, Remède, Laboratoire Remède® and Jou® brands.

Our schools operations consist of 12 post-secondary schools (comprised of a total of 31 campuses) located in Phoenix, Scottsdale, Tempe and Tucson, Arizona; Westminster and Aurora, Colorado; Groton, Newington and Westport, Connecticut; Miami, Orlando, Pompano Beach and Tampa/St. Pete, Florida; Chicago, Crystal Lake and Joliet, Illinois; Baltimore, Maryland; Boston, Massachusetts; Las Vegas, Nevada; Hoboken and Wall, New Jersey; King of Prussia and York, Pennsylvania; Arlington, Houston and Richardson, Texas; Orem and Salt Lake City, Utah; Charlottesville, Virginia; and Federal Way and Seattle, Washington. Offering programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the industry, including our own operations.

As part of our employee recruitment operations for our shipboard spas, we provide education to our shipboard employees through our rigorous training programs, at our primary training facilities near London, England or one of our satellite training centers in South Africa and the Philippines. These employees are sourced primarily from the British Isles, Australia, South Africa, Southeast Asia, Canada, the Caribbean and continental Europe.

The Company will not be holding a conference call this quarter due to the pending merger agreement with Catterton, which was previously announced.

SELECTED FINANCIAL DATA
($ and shares in thousands, except per share data)
(Unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,

	2015	2014	2015	2014
Revenues:
Services	$ 160,787	$ 149,389	$ 467,033	$ 451,098
Products	66,618	70,288	193,837	194,578
Total revenues	227,405	219,677	660,870	645,676

Cost of Sales:
Cost of services	135,392	126,452	390,705	378,546
Cost of products	43,985	44,561	127,857	128,851
Total cost of sales	179,377	171,013	518,562	507,397
Gross profit	48,028	48,664	142,308	138,279

Operating Expenses:
Administrative	20,321	17,472	53,809	46,850
Salary and payroll taxes	16,863	16,419	56,573	56,762
Impairment of goodwill and other intangibles	29,507	--	29,507	--
Total operating expenses	66,691	33,891	139,889	103,612
(Loss) income from operations	(18,663)	14,773	2,419	34,667

Other Income (Expense):
Interest expense	(757)	(712)	(2,361)	(2,165)
Other income	246	202	741	671
Total other income (expense)	(511)	(510)	(1,620)	(1,494)

(Loss) income before (benefit) provision for income taxes	(19,174)	14,263	799	33,173

(Benefit) provision for income taxes	(1,685)	2,157	1,224	5,423

Net (loss) income	$ (17,489)	$ 12,106	$ (425)	$ 27,750

(Loss) income per share:
Basic	$ (1.36)	$ 0.88	$ (0.03)	$ 1.94
Diluted	$ (1.36)	$ 0.87	$ (0.03)	$ 1.93

Weighted average shares outstanding:
Basic	12,833	13,771	12,888	14,299
Diluted	12,833	13,883	12,888	14,393

STATISTICS

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Average number of ships served[1]:	149	147	147	149
Spa	112	108	111	111
Non-Spa	37	39	36	38

Average total number of staff on ships served:	2,619	2,582	2,596	2,633
Spa	2,264	2,217	2,247	2,275
Non-Spa	355	365	349	358

Revenue per staff per day[2]:	$ 431	$ 418	$ 418	$ 409
Spa	$ 452	$ 434	$ 441	$ 427
Non-Spa	$ 298	$ 319	$ 272	$ 297

Average weekly revenues:	$ 53,032	$ 51,285	$ 51,802	$ 50,679
Spa	$ 63,731	$ 62,180	$ 62,818	$ 61,416
Non-Spa	$ 20,212	$ 20,959	$ 18,317	$ 19,493

Average number of land-based spas served [3]	63	63	62	65

Average weekly land-based spas revenues	$ 24,823	$ 25,998	$ 26,756	$ 27,386

Total schools revenues	$ 18,073,000	$ 19,907,000	$ 56,584,000	$ 58,620,000

Total wholesale and retail product revenues	$ 36,949,000	$ 41,775,000	$ 107,955,000	$ 108,838,000

Average number of Ideal Image locations [3,4]	110	110	110	109

Average weekly Ideal Image revenues	$ 33,169	$ 25,583	$ 31,590	$ 27,023

Ideal Image revenues	$ 47,952,000	$ 36,986,000	$ 135,520,000	$ 114,874,000

Ideal Image cash revenues [5]	$ 49,226,000	$ 34,423,000	$ 150,555,000	$ 106,099,000
____________________

[1] Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the period varied.
[2] Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.
[3] Average number of land-based day spas and Ideal Image locations ("centers") operated reflects the fact that during the period spas and centers were opened or closed and, accordingly, the number of spas and centers served during the period varied.
[4] Excludes 17 centers which are operated by franchisees.
[5] "Cash revenues" are non-generally accepted accounting principles ("non-GAAP") as defined by the Securities and Exchange Commission. Management believes that the presentation of cash revenues serves to enhance the understanding of Ideal Image's performance. This non-GAAP measure should be considered in addition to and not as a substitute for, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles ("GAAP"). See below for a reconciliation of GAAP results to the non-GAAP measures.

	Reconciliation of Non-GAAP Measures ($ and shares in thousands, except per share data)
	Third Quarter Ended September 30,		Nine Months Ended September 30,

	2015	2014	2015	2014

Ideal Image revenues	$ 47,952	$ 36,986	$ 135,520	$ 114,874
Accrual to cash adjustments	1,274	(2,563)	15,035	(8,775)
Ideal Image cash revenues	$ 49,226	$ 34,423	$ 150,555	$ 106,099

	Third Quarter Ended September 30, 2015	Nine Months Ended September 30, 2015

Net loss	$ (17,489)	$ (425)
Impairment charge (a)	29,507	29,507
Tax effect of impairment charge	(3,519)	(3,519)
Merger related costs	2,942	3,156
Loss related to proposed legal settlement	780	780
Adjusted net income (b)	$ 12,221	$ 29,499
Adjusted diluted earnings per share (b)	$ 0.94	$ 2.26
Weighted average shares outstanding used in the calculation	13,053	13,038

(a) Impairment charges include goodwill, other indefinite lived intangible assets and certain long-lived assets pursuant to Accounting Standards Codification No. 350 Intangibles – Goodwill and Other.
(b) Adjusted net income and adjusted earnings per diluted share, non-GAAP financial measures, are defined as net income and earnings per diluted share before the charges discussed above. Adjusted net income and adjusted earnings per diluted share should not be considered a measure of financial performance under GAAP and have been provided for consistency and comparability of the 2015 results with net income and earning per diluted share in the prior periods.
CONTACT: Leonard I. Fluxman,
         President and Chief Executive Officer
         (305) 358-9002, ext. 1215